UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
April 13, 2010

TNP Strategic Retail Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-154975	90-0413866
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1900 Main Street, Suite 700
Irvine, California 92614
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (949) 833-8252
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As previously reported in the Annual Report on Form 10-K of TNP Strategic Retail Trust, Inc. (the “Company”) filed with the Securities and Exchange Commission on March 31, 2010, TNP Acquisitions, LLC, an affiliate of the Company’s sponsor, previously entered into an Agreement of Purchase and Sale and Joint Escrow Instructions (as amended, the “Purchase Agreement”) with West Oahu Mall Associates, LLC, an unaffiliated third party (the “Seller”), for the purchase of an approximately 170,275 square foot multi-tenant retail center consisting of 11 buildings located in Honolulu, Hawaii (the “Waianae Property”) for an aggregate purchase price of approximately $25,688,000, including the assumption of debt on the property. On December 14, 2009, TNP Acquisitions, LLC assigned the Purchase Agreement to TNP SRT Waianae Mall, LLC (“TNP SRT Waianae”), a wholly-owned subsidiary of TNP Strategic Retail Operating Partnership, LP, the Company’s operating partnership.
     The Purchase Agreement originally contemplated that the closing of the acquisition of the Waianae Property would take place no later than September 15, 2009, which date has been extended by amendments to the Purchase Agreement to April 15, 2010. On April 13, 2010, TNP SRT Waianae and Seller entered into the Eleventh Amendment to the Purchase Agreement (“Eleventh Amendment”). The material terms of the Eleventh Amendment provide for an extension of the outside date to close the acquisition of the Waianae Property to April 19, 2010. The Company is currently negotiating a further extension of the outside closing date with the Seller.
     The acquisition of the Waianae Property is subject to substantial conditions to closing including: (1) the sale of a sufficient number of shares of the Company’s common stock in the Company’s public offering to fund a portion of the purchase price for the Waianae Property; (2) the approval of the servicer for the existing indebtedness on the Waianae Property to be assumed by the Company and the receipt of other applicable third-party consents; and (3) the absence of a material adverse change to the Waianae Property prior to the date of the acquisition.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.
Date: April 19, 2010	By:	/s/ Wendy J. Worcester
Wendy J. Worcester
Chief Financial Officer